Exhibit (k)(1)

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ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this 1st day of October, 2014, by and between Corsair Opportunity Fund, a Delaware statutory trust (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Administrator”).

WHEREAS, the Fund is a closed-end interval fund registered under the 1940 Act (as defined below) and is authorized to issue Shares; and

WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide Services (as defined below) to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definitions           In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Administrator from time to time pursuant to this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Fund.

“By-Laws” shall mean the Fund’s By-Laws, including any amendments made thereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

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 “Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by Administrator from the Fund with respect to which the Fund has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the administration and fund accounting services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or classes thereof, of the Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2.           Appointment and Services

(a)           The Fund hereby appoints Administrator as administrator and fund accountant of the Funds and hereby authorizes Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the oversight of the Board and the Fund’s officers, and utilizing information provided by the Fund and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole, reasonable discretion, to represent dishonest, unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)           Administrator may from time to time, in its reasonable discretion and at its own expense, and, in the case of third parties, upon sixty (60) days’ prior written notice to the Fund, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.

(c)           Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent Administrator agrees to take such actions, those actions taken shall be deemed part of the Services.

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(d)           It is understood that in determining security valuations, Administrator employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Fund shall identify to Administrator the pricing service(s) to be utilized. If requested by the Fund, the Administrator shall price the securities and other holdings of the Funds for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by Administrator, the Fund shall approve, in good faith, the procedures for determining the fair value of the securities. The Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Administrator the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply:

(i)           Valued securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best. No evaluation method, including those used by Administrator and its suppliers, may consistently generate approximations that correspond to actual “Traded” prices of the securities.

(ii)           Methodologies used to provide the pricing portion of certain data may rely on valuations, however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

Subject to the Administrator adhering to its Standard of Care (as defined below), the Fund assumes responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Administrator and its suppliers in this regard.

(e)           Subject to the terms of Section 8, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act and other applicable securities laws, rules and regulations the records described in Schedule B which are maintained by Administrator for the Fund. To the extent required by Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Fund hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Fund and its duly authorized officers, employees and agents shall have access to such books and records at all times during the Administrator's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the Fund or to an Authorized Person, at the Fund's expenses, including, without limitation, any Fund accounting reports and other Fund documents in the possession of the Administrator for regulatory audits and examinations.

(f)           Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.

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(g)           Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Fund’s attorney, form an attorney-client relationship or require the provision of legal advice. The Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and the Fund’s legal counsel will provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

(h)           Upon request, the Administrator shall provide the Fund with a copy of the "Service Organization Control Report" with respect to Fund Accounting Operations, within 15 days from the time the Administrator makes the report available for distribution to the Administrator's clients.

3.           Representations and Deliveries

(a)           The Fund shall deliver or cause the following documents to be delivered to Administrator:

(i)           A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by a duly authorized person of the Fund;

(ii)           Copies of the Fund’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(iii)           All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

(b)           The Fund represents and warrants to Administrator that:

(i)           It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)           It is duly registered as a closed-end investment company under the 1940 Act.

(iii)           A Registration Statement under the 1933 Act will be effective before the Fund will issue Shares and will remain effective during such period as the Fund is offering Shares for sale. Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Funds being offered for sale.

(iv)           It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any

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contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)           The Fund shall cause the Fund’s officers and trustees, and shall use reasonable efforts to cause the Fund’s Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Administrator and to provide Administrator with such information, documents and communications relating to the Funds and the Fund as necessary and/or appropriate or as reasonably requested by Administrator, in order to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by a representative of the Funds or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(d)           Except as otherwise provided for herein, the Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Prospectus. Administrator’s monitoring and other functions hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Administrator will be responsible for and maintain its own compliance with such statutes, rules and regulations insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any non-compliance which relates to the Fund. The Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)           The Fund will notify Administrator of any discrepancy between Administrator and the Fund, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by Administrator to the Fund; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.

(f)           The Fund agrees that it shall advise Administrator in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of Administrator thereto.

(g)           Administrator represents and warrants to the Fund that:

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(i)           It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)           It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Administrator or (b) any law applicable to Administrator.

(iii)           Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)           It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(h)           The Administrator shall act as liaison with a Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Fund.

(i)           The Administrator agrees to comply (and to the extent the Administrator takes or is required to take action on behalf of a Fund hereunder shall cause the Fund to comply) with all applicable law, as well as all investment restrictions, policies and procedures adopted by the Fund. Except as set forth in this Agreement, the Administrator assumes no responsibility for compliance by a Fund, except to the extent that a Fund’s noncompliance is caused by the Administrator. The Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided.

4.           Fees and Expenses

(a)           As compensation for the performance of the Services, the Fund agrees to pay Administrator the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to the Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend

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this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add Funds. The Fund agrees to pay Administrator’s (as the parties may agree to in writing from time to time) rate for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement (as the parties may agree to in writing from time to time). In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C related to fees, the terms of Schedule C shall control.

(b)           For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated (other than for cause on the part of the Administrator) or the Fund or any Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)           Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Board; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Fund, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws.

(d)           The Fund also agrees to promptly reimburse Administrator for all reasonable out-of-pocket expenses or disbursements reasonably incurred by Administrator in connection with the performance of Services under this Agreement upon receipt of evidence of the amount of such expenses or disbursements actually incurred. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If reasonably requested by Administrator out-of-pocket expenses may be payable in advance. Payment of postage expenses, if prepayment is reasonably requested, is due at least seven (7) days prior to the anticipated mail date. In the event Administrator reasonably requests

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advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)           The Fund agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator, in which case such anticipated out-of-pocket expenses will be requested in advance). Administrator may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)           The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date may cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Administrator’s reasonable attorney’s fees and court costs if any amounts due Administrator in the event that an attorney is engaged to assist in the collection of amounts due. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Fund’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)           In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) Fund Business Day after the day on which Administrator provides documentation which the parties hereto agree that an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)           The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.           Confidential Information

Administrator agrees on behalf of itself its and its affiliates, partners, employees, directors and agents to treat all information, books and records provided by the Fund to the Administrator, all information provided by the Fund pertaining to its business or operations, and any records relative to the Shareholders as "Confidential Information." In particular, the Administrator agrees to treat and maintain as confidential all information pertaining to the investments, ownership, business affairs and financial condition of the Fund in its possession (or anything else designated as confidential). Administrator agrees that no Confidential Information shall be used or disclosed by it except for the purpose of performing the Services or otherwise to carry out the terms of this Agreement without the express consent of the Fund, except when disclosure is required by any applicable law, rule or regulation to

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which the Administrator and/or the Fund is subject. In the case of any such required disclosure, Administrator will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund in advance of such required disclosure. Records and information which have become known to the public through no wrongful act of Administrator or any of its employees, agents or representatives, and information which was already in the possession of Administrator prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6.           Limitation of Liability

(a)           The Administrator shall exercise reasonable care and diligence and shall act in good faith in discharging its duties hereunder (the “Standard of Care”). Notwithstanding anything to the contrary in this Agreement, the Administrator shall be liable to a Fund for all losses, damages and reasonable costs and expenses suffered or incurred by such Fund resulting from the bad faith, negligence, fraud, reckless disregard in the performance of its duties and obligations under this Agreement, material breach of this Agreement or willful misconduct of the Administrator. Subject to the foregoing, Administrator shall not be liable for: (i) any action reasonably taken or omitted to be taken in accordance with or in reasonable reliance upon Instructions, communications, data, documents or information (without investigation or verification, provided the Administrator acted in accordance with the Standard of Care) received by the Administrator from an officer or representative of the Fund, or from any Authorized Person; (ii) any action taken or omission by a Fund, the Fund, Investment Adviser, any Authorized Person or any past or current service provider, provided the action or omitted action was not caused by the Administrator; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund, provided the Administrator acted in accordance with the Standard of Care.

(b)           Notwithstanding anything herein to the contrary, each party hereto will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)           In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)           The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.           Indemnification

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(a)           The Fund agrees to indemnify and hold harmless Administrator, its employees, agents, officers, directors and affiliates (collectively, the “Administrator Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, and other expenses (excluding attorney’s fees) of every nature and character (“Losses”) which may be asserted against or incurred by any Administrator Indemnified Party or for which any Administrator Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following, except, in each case, to the extent a Claim resulted from Administrator’s bad faith, negligence, fraud, reckless disregard in the performance of its duties and obligations under this Agreement, material breach of this Agreement, willful misconduct or breach of the Standard of Care:

(i)           any action or omission of Administrator;

(ii)           Administrator’s reasonable reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification, provided the Administrator acted in accordance with the Standard of Care) received by Administrator from an officer or representative of the Fund, or from any Authorized Person;

(iii)           any action taken, or omission by, a Fund, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Administrator), provided the action or omitted action were not caused by the Administrator;

(iv)           any Claim that arises out of the Fund’s negligence or misconduct or breach of any representation or warranty of the Fund made herein; and

(v)           its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund, provided the Administrator acted in accordance with the Standard of Care.

(b)           Administrator agrees to indemnify and hold harmless the Fund, its employees, officers, and Board (collectively, the "Fund Indemnified Parties" and together with the Administrator Indemnified Parties, the “Indemnified Parties”) from and against any and all Claims against the Fund Indemnified Parties arising out of or in any way relating to Administrator’s bad faith, negligence, fraud, reckless disregard in the performance of its duties and obligations under this Agreement, material breach of this Agreement, willful misconduct or breach of the Standard of Care except, in each case, to the extent a Claim resulted from the Fund’s bad faith, negligence or willful misconduct or breach of any representation or warranty of the Fund made herein.

(c)           Promptly after receipt by a party of notice of the commencement of an investigation, action, claim or proceeding, the receiving party shall, if a claim for indemnification in respect thereof is made under this section, notify the indemnifying party in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Indemnified Party. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the

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indemnifying party elects to assume the defense of any such suit and retain such counsel and notifies the Indemnified Party of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the indemnifying party’s election. If the indemnifying party does not elect to assume the defense of any such suit, or in case the Indemnified Party does not, in the exercise of reasonable judgment, approve of counsel chosen by the indemnifying party, or in case there is a conflict of interest between the indemnifying party and the Indemnified Party, the indemnifying party will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them. The indemnification agreement contained in this Section 7 and the each party’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of each Indemnified Party and their estates and successors. The Fund agrees to promptly notify Administrator once it becomes aware of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares.

(d)           The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.           Term

(a)           This Agreement shall become effective with respect to the Fund as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to the Fund for a two-year (2) period beginning on the date of this Agreement (the “Initial Term”). Thereafter, the Agreement shall continue automatically in effect until terminated as provided herein.

(b)           In the event this Agreement is terminated by the Fund prior to the end of the Initial Term, other than in connection with Administrator’s material breach as provided for herein, the Fund shall be obligated to pay Administrator the remaining balance of the fees payable to Administrator under this Agreement through the end of the Initial Term. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at any time thereafter (the “Termination Date”) (i) by giving the other party one hundred and twenty (120) days’ prior written notice of termination, (ii) without notice upon the first material breach of the other party of any term of this Agreement if such breach is not cured within thirty (30) days of the breaching party becoming aware of such breach, (iii) immediately upon the second, or any subsequent, material breach of the other party of any term of this Agreement, and (iv) in the event of the appointment of a conservator or receiver for the Administrator by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Fund, Administrator shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Administrator’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing

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expenses incurred by Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund or a Fund(s), and Administrator’s agreement to provide additional Services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.           [RESERVED.]

10.           Miscellaneous

(a)           Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party as set forth below. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: General Counsel

If to the Fund:	Corsair Opportunity Fund
366 Madison Avenue, 12th Floor
New York, New York 10017
Attention: Thomas Hess

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b)           Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)           This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

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(d)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)           The services of Administrator hereunder are not deemed to be exclusive. Administrator may render administration and fund accounting services and any other services to others, including other investment companies.

(f)           The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)           This Agreement is executed by the Fund with respect to the Funds and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Fund under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund’s Certificate of Fund is on file with the Secretary of State of Delaware.

(h)           This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Fund and supersedes all prior negotiations, understandings and agreements with respect to fund accounting and administration services.

(i)           Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)           Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Fund hereunder.

(k)           This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party.

(l)           The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the party on whose behalf such person is signing.

(m)           The Fund hereby grants to Administrator the right to identify the Fund as a client including, (i) displaying the Fund’s name and/or logo in Administrator’s offices, (ii) including the Fund’s name and/or logo in Administrator’s marketing materials to the extent that the Fund is referred to generally as a client of Administrator, (iii) disclosing the Fund’s name in requests for information and proposals.

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(n)           The effectiveness of this Agreement is subject to the condition that the Fund’s Board of Trustees (the “Board”), including a majority of the members of the Board who are not “interested persons,” as defined by the 1940 Act, as amended, of the Fund, subsequently approves, or ratifies the entering into of, the Agreement. The Fund shall promptly notify Administrator, in writing, of such approval or ratification.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized person as of the day, month and year first above written.

CORSAIR OPPORTUNITY FUND
(the “Fund”)

By:	/s/ Thomas Hess

Title:	Trustee

Date:	October 3, 2014

UMB FUND SERVICES, INC.
(“Administrator”)

By:	/s/ Anthony J. Fischer
Anthony J. Fischer
President

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Schedule A
to the
Administration and Fund Accounting Agreement
by and between
Corsair Opportunity Fund
and
UMB Fund Services, Inc.

[RESERVED]

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Schedule B
to the
Administration and Fund Accounting Agreement
by and between
Corsair Opportunity Fund
and
UMB Fund Services, Inc.

SERVICES

Subject to the oversight of, and utilizing information provided by the Fund, Investment Adviser, and the Fund’s agents, the Administrator will provide the following services:

Fund Accounting

General:
1.	Provide office space, facilities, equipment, and personnel to carry out the Services.

Fund Accounting:
1.	Cash Processing:
a.	Maintain cash and position reconciliations with custodian(s) and prime brokers.
2.	Investment Accounting and Securities Processing:
a.	Maintain daily portfolio records for the Fund, using security information provided by the Investment Adviser or sub-adviser(s);
b.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;
c.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board;
d.	On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in the Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;
e.	On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of the Fund and maintain undistributed gain or loss balance as of each business day;
f.	Provide the Investment Adviser with standard daily/periodic portfolio reports for the Fund as mutually agreed upon.
3.	General Ledger Accounting and Reconciliation:
a.	On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser. Account for

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expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;
b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of the Fund as reported by the Funds’ transfer agent. Reconcile activity to the transfer agency records;
c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;
d.	Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.
4.	Compute net asset value in accordance with Fund procedures:
a.	Calculate the net asset value per share and other per share amounts on the basis of shares outstanding reported by the Funds’ transfer agent.
b.	Issue daily reports detailing per share information of the Fund to such persons (including the Funds’ transfer agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

Tax Administration

General Statement:
Provide office space, facilities, equipment, and personnel to carry out the Services.

Tax Administration

1.	On a quarterly basis, monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

2.	Prepare tax work schedules for both excise tax and tax provision purposes, calculating dividend and capital gain distributions subject to review and approval by the Funds’ officers and their independent accountants;

3.	Assist the Funds’ independent accountants in the preparation, for execution by the Funds’ officers , and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Funds’ custodian or transfer agent, subject to review, approval and signature by the Funds’ officers and the Funds’ independent accountants;

4.	Prepare for review by the Funds’ independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures;

5.	Include the appropriate tax adjustment for wash sales identified by third-party services for inclusion in tax returns, financial information and distributions;

6.	Review complex corporate actions prepared by the Funds’ fund accountant for unique tax issues;

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7.	Throughout the year maintain worksheets for calculations of tax equalization;

8.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and provided by the Investment Adviser, in tax work schedules;

9.	Prepare and maintain shareholder records necessary to determine the Personal Holding Company status of the Funds and determine whether there have been any changes in the ownership of a Fund that may result in the limitation of any realized or unrealized losses under IRC Sections 381 to 384;

10.	Prepare and analyze foreign tax pass-through calculations to determine their use at either the Fund or the shareholder level;

11.	Prepare responses to independent accountant’s annual tax checklist and annual reportable transaction tax checklist for the Investment Adviser’s review;

12.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting;

13.	Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors;

14.	Assist the Funds in monitoring and maintaining documentation associated with Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes.

Fund Administration

1.	General Fund Management:
a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;
b.	Act as liaison among all Fund service providers.
2.	Board activities:
Coordinate Board activities by:
a.	Assist in establishing meeting agendas with the Investment Adviser, legal counsel and/or Board as requested by the Fund;
b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation, assembly, and mailing of board books in hard copy or electronic (PDF) format for quarterly Board meetings;
c.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Funds;
d.	Attend Board meetings, either in-person or telephonically, and prepare a first draft of the meeting minutes, as requested by the Board.

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3.	Financial Reporting and Audits:
a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;
b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;
c.	Provide facilities, information and personnel as necessary to accommodate annual audits by the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.
4.	Compliance:
a.	On a monthly basis, assist the Investment Adviser in monitoring compliance with (i) investment restrictions described in the Fund’s registration statement, (ii) Commission diversification requirements, as applicable, (iii) the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, specifically asset diversification requirements, qualifying income requirements, and distribution requirements.
5.	Expenses:
a.	Prepare annual Fund level and class level budgets and update on a periodic basis;
b.	Coordinate the payment of expenses;
c.	Establish accruals and provide to the Funds’ fund accountant;
d.	Provide expense summary reporting as reasonably requested by the Fund.
6.	Filings:
a.	Assist in the preparation of Form N-2 filings and required updates, including:
i.	Preparation of expense table;
ii.	Provide performance information;
iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and
iv.	Provide Investment Advisor and trustee fee data.
b.	File Form N-PX based on information provided by the Investment Adviser or its delegate;
c.	Assist in compiling exhibits and disclosures for Form N-CSR and file when approved by the principal officers of the Fund;
d.	Compile data, prepare timely notices and file with the Commission pursuant to Rule 24f-2 and Form N-SAR;
e.	Prepare and file with the Commission Form N-Q;
f.	File Rule 17g-1 fidelity bond with the Commission when received from the Funds or broker.
7.	Other:
a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants;

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b.	Calculate standard performance, as defined by Rule 482 of the 1933 Act, as requested by the Funds;
c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;
d.	Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amount of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary;
e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser;
f.	Maintain a regulatory compliance calendar listing various Board approval and Commission filing dates.

Additional services available but not included in the above are (Additional charges to be agreed to by the parties):
1.	For money market funds, prepare for review, an initial draft of Form N-MFP based on information contained in the accounting records and such additional information that may be needed from the Investment Adviser or other service providers. Upon review and acceptance by the Investment Adviser, file the edgarized form with the Commission by the established deadlines;
2.	Provide daily compliance testing and reporting;
3.	Provide electronic board book portal;
4.	Prepare FIN 48 documentation for review and approval by the Fund’s officers;
5.	Provide multi-manager reporting;
6.	Assist the Fund in preparing and filing reports that need to be filed in XBRL format;
7.	Regulatory Administration:
a.	Provide services as mutually agreed upon, in addition to those listed in 6(a) above, to update annual amendments to the Fund’s registration;
b.	Coordinate filing of Form 485a/485b and XBRL as agreed to with the Funds;
c.	Assist in completing fidelity bond and D&O/E&O insurance applications;
8.	Other special projects as mutually agreed to by the parties.

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Schedule C
to the
Administration and Fund Accounting Agreement
by and between
Corsair Opportunity Fund
and
UMB Fund Services, Inc.

FEES

Fund Accounting & Administration –Monthly Reporting
☐	First $100 million in assets	10.0 basis points, plus
☐	Next $200 million in assets	9.0 basis points, plus
☐	Next $200 million in assets	8.0 basis points, plus
☐	Next $250 million in assets	5.5 basis points, plus
☐	Next $250 million in assets	4.0 basis points, plus
☐	Assets over $1 billion	3.0 basis points

Subject to a minimum annual fee		$75,000

Multi-Class Fee
Per class, per month	$750

CCO Support Services
Annual fee per fund family	$1,500

Special Projects and Services	$175/hour

Tax Preparation, Compliance and Reporting
■	Per year on the first $375 million in assets,	2.0 basis points
	subject to negotiation based on complexity	(maximum $75,000)

	Subject to a minimum annual fee	$15,000
■	Per additional state filing (3 filings included in above pricing)	$2,500
■	Form 5500 filing	$3,000

Additional Tax Services for Sub-Chapter M Qualified Funds
■	Standard Sub-Chapter M tax services – per fund, per year	$3,000
■	Form 1120–RIC – per fund, per year	$2,000
■	Excise tax return – per fund, per year	$1,000
■	State tax filings	TBD

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		One-time
		implementation/	Annual
Online Board Books		training fee	fee

■	Board online license plus 1 committee	$500	$1,000

■	Additional online committee license (per committee)	$100	$350

■	Online user license (per user)	$250	$600

■	Offline user license (per user)	$200	$600

EDGAR Project Fees

Equal to the lesser of the “By Filing” amount or the “By Page Length” amount:

By Filing
■	Annual Registration 485	$200
■	Follow-up Annual 497	$50
■	N-CSR and N-CSR/S	$150
■	Quarterly N-Q	$100
■	Registration Fees 24f-2	$50
■	497j	$50
■	N-PX	$200
■	40-17G	$200
■	Correspondence	$50
■	Other	charged by page length

By Page Length
■	Up to 10 pages total	$50
■	11–20 pages total	$100
■	21–50 pages total	$150
■	51+ pages total	$200

Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, travel on behalf of Fund business, programming and related expenses in connection with providing electronic transmission of data between the Sub-Administrator and the Fund’s other service providers, brokers, dealers and depositories, fees of research services and other service interface fees, long distance telephone charges, storage fees for Fund records, and photocopying, faxes, postage and overnight delivery expenses.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by

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reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.